Exhibit 10.3

COLONIAL FEDERAL SAVINGS BANK

TWO-YEAR CHANGE IN CONTROL AGREEMENT

This AGREEMENT (“Agreement”) is hereby entered into effective as of the 1st day of July, 2021, by and between COLONIAL FEDERAL SAVINGS BANK (the “Bank”), a federally chartered savings bank, and Kemal A. Denizkurt (“Executive”). Following a Change in Control (as defined below), the term “Bank” shall refer to any successor to the Bank. As used in this Agreement, the term “Company” shall refer to any holding company of the Bank and any successor to a holding company of the Bank.

WHEREAS, the Bank recognizes the importance of Executive to the Bank’s operations and wishes to protect Executive’s position with the Bank in the event of a Change in Control of the Bank for the period provided for in this Agreement; and

WHEREAS, Executive and the Board of Directors of the Bank desire to enter into an agreement setting forth the terms and conditions of payments to Executive in the event of a Change in Control and the related rights and obligations of the parties.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed as follows:

1. Term of Agreement.

a. The term of this Agreement shall be (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and ending on the second anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to this Section 1.

b. Prior to the first anniversary of the Effective Date and each succeeding anniversary of the Effective Date (each an “Anniversary Date”), the Board of Directors of the Bank (the “Board of Directors”) may extend the term of this Agreement for an additional one (1) year period beyond the then effective expiration date, provided that Executive shall not have given at least sixty (60) days’ written notice of Executive’s desire that the term not be extended. Notwithstanding anything herein to the contrary, if this Agreement is in effect on the effective date of the Change in Control, the term of this Agreement shall renew and shall expire on the second anniversary of the Change in Control effective date.

c. Notwithstanding the foregoing, in the event the Company or the Bank has entered into an agreement to effect a transaction that would be considered a Change in Control, as defined below, then the term of this Agreement shall be extended and shall terminate no sooner than 24 months following the date on which the Change in Control occurs.

d. Notwithstanding anything in this Section to the contrary, this Agreement shall terminate if Executive or the Bank terminates Executive’s employment prior to a Change in Control.

2. Change in Control.

a. Upon the occurrence of a Change in Control of the Bank followed at any time during the term of this Agreement by the termination of Executive’s employment in accordance with the terms of this Agreement, other than for Cause, as defined in Section 2c., of this Agreement, the provisions of Section 3 of this Agreement shall apply. Upon the occurrence of a Change in Control, Executive shall have the right to elect to voluntarily terminate employment at any time during the term of this Agreement following an event constituting “Good Reason.”

“Good Reason” means, unless Executive has consented in writing thereto, the occurrence following a Change in Control, of any of the following:

i.

the assignment to Executive of any duties materially inconsistent with Executive’s position, including any material diminution in status, title, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Bank reasonably promptly after receipt of notice from Executive;

ii.	a material reduction of Executive’s base salary in effect immediately prior to the Change in Control;

iii.	the relocation of Executive’s office to a location more than thirty-five (35) miles from its location as of the date of this Agreement;

iv.

the taking of any action by the Bank or any of its affiliates or successors that would materially adversely affect Executive’s overall compensation and benefits package, unless such changes to the compensation and benefits package are made on a non-discriminatory basis and affect substantially all employees; or

v.

the failure of a successor to the Bank to assume in writing the Bank’s obligation to perform this Agreement in connection with or within thirty (30) days after a reorganization, merger, consolidation, sale or other disposition of assets.

Upon the occurrence of any of the above, Executive can terminate for Good Reason and receive a payment under Section 3a., subject to the following. Prior to any termination of employment for Good Reason, Executive must follow a “Good Reason Process” by first providing to the Board a written Notice of Termination for Good Reason within ninety (90) days following the initial existence of the Good Reason condition, describing with particularity the existence of such condition. The Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Board receives the written notice from Executive, but may waive its right to cure and permit the Executive to terminate prior to the end of the thirty (30) day period. If the Bank remedies the condition within such thirty (30) day cure period, then Good Reason shall not be deemed to exist with respect to such condition. If the Bank does not remedy the condition within such thirty (30) day cure period, then Executive shall be entitled to terminate employment and receive the payments and benefits set forth in Section 3a.

b. For purposes of this Agreement, the term “Change in Control” means: (i) a change in the ownership of the Corporation; (ii) a change in the effective control of the Corporation; or (iii) a change in the ownership of a substantial portion of the assets of the Corporation as defined in accordance with Code Section 409A. For purposes of this Section 2.b., the term “Corporation” is defined to include the Bank, the Company or any of their successors, as applicable.

i.

A change in the ownership of the Corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such Corporation.

ii.

A change in the effective control of the Corporation occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 30 percent or more of the total voting power of the stock of the Corporation, or (B) a majority of the members of the board(s) of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board(s) of directors prior to the date of the appointment or election, provided that this subsection “(B)” is inapplicable where a majority stockholder of the Corporation is another corporation.

iii.

A change in a substantial portion of the Corporation’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (A) all of the assets of the Corporation, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

Notwithstanding anything herein to the contrary, a Change in Control will not be deemed to have occurred for purposes of this Agreement in connection with the Bank’s mutual holding company reorganization and/or minority stock offering of the Company. Similarly, a Change in Control for purposes of this Agreement will not be deemed to have occurred in the event of a second-step conversion of the Bank’s mutual holding company from mutual-to-stock form and/or contemporaneous stock offering of a newly-formed stock holding company.

c. Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon termination for “Cause”. Termination for Cause shall mean termination of employment because of Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease and desist order, or material breach of any provision of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for the purpose of finding that (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board of Directors) Executive was guilty of conduct justifying termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause.

3. Termination Benefits.

a. If Executive voluntarily terminates employment (in accordance with Section 2a. of this Agreement) or is involuntarily terminated within two (2) years of a Change in Control, Executive shall receive:

i.

a lump sum cash payment equal to two (2) times the amount reported in Box 5 on Executive’s Form W-2, plus (i) Executive’s share of non-taxable premiums paid for medical and dental insurance and (ii) deductions taken to from Executive’s compensation to fund Executive’s Flexible Spending Account, each for the calendar year preceding the year of Executive’s termination of employment or preceding the year in which the Change in Control occurs, whichever is greater.. Such payment shall be made not later than ten (10) business days following Executive’s termination of employment.

ii.

Continued health, medical and life insurance coverage which Executive participated in as of the date of the Change in Control for a period of twenty-four (24) months following Executive’s termination of employment. Said coverage shall be provided under the same terms and conditions and under the same cost-sharing arrangements that apply for active employees of the Bank in effect on the date of Executive’s termination of employment. To the extent that benefits required under this Section 3a., cannot be provided under the terms of such plans because Executive is no longer an employee or providing such benefits would result in excise taxes or penalties to the Bank, the Bank shall provide Executive with a cash lump sum payment reasonably estimated to be equivalent to the cost to the Bank of providing such benefits under the Bank’s group plans.

b. Notwithstanding the preceding provisions of this Section 3, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs when aggregated with other cash payments or benefits that are contingent (within the meaning set forth in Code Section 280G (b)(2)(a)(i)) on the Change in Control (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor thereto, and to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering

Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with said Section 280G of the Code. The allocation of the reduction required hereby among the Termination Benefits provided by this Section 3 shall be determined by Executive.

4. Notice of Termination.

a. Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

b. “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

5. Effect on Prior Agreements and Existing Benefit Plans.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to Executive without reference to this Agreement. Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Bank or shall impose on the Bank any obligation to employ or retain Executive in its employ for any period.

6. No Attachment.

a. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

b. This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank and their respective successors and assigns.

7. Modification and Waiver.

a. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

b. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

8. Severability.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall, to the full extent consistent with law, continue in full force and effect.

9. Headings for Reference Only.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references herein to the masculine shall apply to both the masculine and the feminine.

10. Governing Law.

Except to the extent preempted by federal law, the validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of law of that state.

11. Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

12. Payment of Legal Fees.

All reasonable legal fees and expenses paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, only if Executive is successful pursuant to a legal judgment, arbitration or settlement. All such reimbursements and compensation pursuant to this Section 12 shall be paid promptly and in any event no later than March 15 of the year immediately following the year in which the expense was incurred or the compensation was earned.

13. Indemnification.

The Bank shall provide Executive (and Executive’s heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense and shall indemnify Executive (and Executive’s heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred in connection with or arising out of any action, suit or proceeding in which Executive may be involved by reason of having been a director or officer of the Bank (whether or not Executive continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs, attorneys’ fees and the costs of reasonable settlements.

14. Successors to the Bank.

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

15. Other Provisions. In the event any of the foregoing provisions of this Section 15 are in conflict with the terms of this Agreement, this Section 15 shall prevail.

a.

The Bank’s Board of Directors may terminate Executive’s employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause.

b.

Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

16. Separation from Service; Specified Employee under IRC 409A. Notwithstanding any herein to the contrary, no payment shall be made under Section 3 unless and until Executive has had a “Separation from Service,” as defined in Section Code 409A. For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the date of the termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50% of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii). In the event Executive is a Specified Employee (as defined herein), then, solely to the extent required to avoid penalties under Code Section 409A, Executive’s payments under Section 3 shall be delayed until the first day of the seventh month following Executive’s Separation from Service. A “Specified Employee” shall be interpreted to comply with Code section 409A and shall mean a key employee within the meaning of Code Section 416(i) (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Bank is or becomes a publicly traded company or subsidiary of a publicly traded company.

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SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

ATTEST:	COLONIAL FEDERAL SAVINGS BANK

/s/ William R. Esselstyn	By:	/s/ Michael E. McFarland
Witness		For the Entire Board of Directors

EXECUTIVE

/s/ Susan J. Shea	/s/ Kemal A. Denizkurt
Witness	Kemal A. Denizkurt